Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. SETS NEW DATE FOR CLOSING ON ACQUISITION OF SCORES-LAS VEGAS CLUB

HOUSTON – (June 9, 2008) – Rick’s Cabaret International, Inc. (NASDAQ: RICK) said today it has extended the date for closing on the acquisition of the Scores-Las Vegas adult nightclub to July 2, 2008.

The new date agreed to with the sellers of the club was selected to allow for the completion of the transfer of various state and local permits. Under terms of the purchase agreement signed on April 17, 2008 the transaction was to have closed on or before June 10, 2008. No other terms of the agreement have been changed.

Under terms of the agreement Rick’s Cabaret will purchase Scores-Las Vegas from DI Food & Beverage of Las Vegas, LLC for $16 million in cash and a $5 million convertible debenture bearing 4 percent interest.  As part of the acquisition Rick’s Cabaret also acquires an option to buy the property on which the club is located, just off the Las Vegas Strip.

Closing on the transaction is subject to certain closing conditions, including but not limited to Rick’s Cabaret obtaining adequate financing, approval by relevant regulatory authorities of the transfer of ownership in the selling entity and other conditions consistent with transactions of this type.  As a condition of closing the sellers have agreed to demonstrate gross revenues for the preceding 12 months of at least $18.5 million and earnings before income tax, depreciation and amortization of not less than $4 million. The company believes this acquisition will add 29 cents per share to earnings on an annual basis.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com <http://www.ricks.com/>.
Contact:  Allan Priaulx, 212-338-0050, ir@ricks.com